Exhibit 99.1

Revlon Reports 2008 Results

NEW YORK--(BUSINESS WIRE)--February 12, 2009--

Improved Profitability and Margins; Generated Positive Free Cash Flow and Net Income

Reduced Debt by $110 Million

Grew Revlon Brand Color Cosmetics Net Sales by 9%

Continues Strong Pipeline of Innovative New Products

Revlon, Inc. (NYSE: REV) today announced results for the three months and year ended December 31, 2008.

2008 results compared to 2007:

  Net sales of $1,346.8 million compared to $1,367.1 million. Higher net sales of color cosmetics were offset by lower net sales of beauty care and unfavorable foreign currency fluctuations.
  Operating income of $155.0 million compared to $118.4 million.
  Net income of $57.9 million, or $1.13 per diluted share1, compared to a net loss of $16.1 million, or $0.32 per diluted share. Net income in 2008 includes discontinued operations2 of $44.8 million, or $0.87 per diluted share, of which $45.2 million, or $0.88 per diluted share, relates to the gain on sale of discontinued operations.
  Adjusted EBITDA3 of $248.1 million compared to $221.4 million.
  Positive free cash flow4 of $26.0 million compared to negative free cash flow of $17.1 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “During the year, net sales growth in Revlon brand color cosmetics, which was driven by strong new product introductions and a more focused allocation of advertising and promotional expenditures, along with continued rigorous cost control, resulted in significantly improved financial performance. Specifically, and as we forecasted, the Company improved operating margins, profitability and generated positive free cash flow and net income. In addition, during 2008, we reduced debt by $110 million, improving our capital structure.”

Mr. Kennedy continued, "While we expect economic conditions and the retail sales environment to remain uncertain around the world, we believe we are better positioned than in many years to maximize our business results in light of these conditions. Specifically, we have strong global brands, a highly capable organization, a sustainable, reduced cost structure, and an improved capital structure. We are encouraged by the continued growth in mass channel color cosmetic consumption in the U.S. and in key markets around the world throughout 2008, despite the uncertain economic conditions. We are also encouraged that, in January 2009, according to ACNielsen, the U.S. mass retail color cosmetics category expanded 3.6% and Revlon brand color cosmetics gained 0.7 percentage points, growing faster than the category, for a dollar share of 13.3%. We are continuing to execute our strategy and manage our business while maintaining flexibility to adapt to changes in business conditions. We are also continuing our intense focus on the key growth drivers of our business, including innovative, high-quality, consumer-preferred products, effective integrated brand communication, appropriate levels of advertising and promotion, and superb execution with our retail partners, along with disciplined spending and rigorous cost control. Over time, we believe that with this focus we will generate profitable net sales growth and sustainable positive free cash flow."

2008 Results

Net sales in 2008 were $1,346.8 million, a decrease of $20.3 million, or 1.5%, compared to $1,367.1 million in 2007. Foreign currency fluctuations negatively impacted net sales by $8.3 million. Excluding foreign currency fluctuations, net sales of Revlon brand color cosmetics increased 9% driven by strong new product introductions (higher shipments and favorable product returns, partially offset by higher promotional allowances). Increased net sales of Revlon brand color cosmetics were offset by declines in net sales for Almay (higher shipments, offset by higher product returns and higher promotional allowances), and lower net sales of certain fragrance and beauty care brands.

In the United States, net sales in 2008 were $782.6 million, a decrease of $21.6 million, or 2.7%, compared to $804.2 million in 2007. Higher net sales of Revlon brand color cosmetics were offset by lower net sales of Almay, fragrance and beauty care products. In 2008, higher net sales of Revlon ColorSilk and Revlon beauty tools were offset by cycling the 2007 launches of Revlon Colorist hair color, Revlon Flair fragrance and Mitchum Smart Solid anti-perspirant deodorant.

In the Company’s international operations, net sales in 2008 were $564.2 million, an increase of $1.3 million, or 0.2%, compared to $562.9 million in 2007. Excluding the unfavorable impact of foreign currency fluctuations of $8.3 million, net sales increased by 1.7% as a result of higher net sales of Revlon and Almay color cosmetics, Revlon beauty tools and Mitchum anti-perspirant deodorant, partially offset by lower net sales of fragrance and hair care products. Higher net sales in the Asia Pacific and Latin America regions were partially offset by lower net sales in the Europe region.

Consistent with the Company’s business plan and the increased level of new product introductions, the Company supported its brands with advertising and promotions throughout the year. In 2008, advertising and promotional spending across all the Company’s brands remained largely unchanged. The Company increased spending on its color cosmetics brands, while spending on certain of its beauty care brands was lower as a result of cycling prior year spending on the launches of Revlon Colorist hair color, Revlon Flair fragrance and Mitchum Smart Solid anti-perspirant deodorant. These actions contributed to our performance in the marketplace in 2008 as reflected in the U.S. mass retail dollar share and dollar volume growth related to the Revlon and Almay brands in the segments in which our new product launches and advertising and promotional spending were focused.

Operating income in 2008 was $155.0 million, representing an 11.5% operating income margin, compared to $118.4 million, representing an 8.7% operating income margin, in 2007, and Adjusted EBITDA in 2008 was $248.1 million, compared to $221.4 million in 2007. Operating income and Adjusted EBITDA benefitted from lower selling, general and administrative expenses, an improvement in gross profit margin, and lower restructuring charges. Additionally, operating income and Adjusted EBITDA in 2008 benefitted from a net gain of $4.7 million and $5.2 million, respectively, related to the sale of a facility in Mexico, and a net gain of $5.9 million related to the sale of a non-core trademark.

Net income in 2008 was $57.9 million, or $1.13 per diluted share, compared to a net loss of $16.1 million, or $0.32 per diluted share, in the prior year. Net income in 2008 includes a $45.2 million, or $0.88 per diluted share, gain on the sale of discontinued operations and a loss from discontinued operations of $0.4 million, or $0.01 per diluted share. Income from continuing operations in 2008 was $13.1 million and includes a net gain of $4.3 million related to the sale of a facility in Mexico and a net gain of $5.9 million related to the sale of a non-core trademark, and compares to a loss from continuing operations of $19.0 million in 2007.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income/(loss) and in the case of free cash flow to net cash provided by (used in) operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Fourth Quarter 2008 Results

Net sales in the fourth quarter of 2008 were $334.2 million, a decrease of $39.1 million, or 10.5%, compared to $373.3 million in the fourth quarter of 2007. Foreign currency fluctuations negatively impacted net sales by $23.3 million. Excluding foreign currency fluctuations, increased net sales of Revlon brand color cosmetics (favorable product returns, partially offset by lower shipments and higher promotional allowances), were offset by decreased net sales for Almay (higher shipments, offset by higher product returns and higher promotional allowances), and decreased net sales for beauty care brands.

In the United States, net sales in the fourth quarter of 2008 were $199.6 million, a decrease of $16.2 million, or 7.5%, compared to $215.8 million in the fourth quarter of 2007. Increased Revlon brand color cosmetics net sales, were offset by declines in Almay and declines in certain beauty care brands.

In the Company’s international operations, net sales in the fourth quarter of 2008 were $134.6 million, a decrease of $22.9 million, or 14.5% (entirely due to unfavorable foreign currency fluctuations), compared to $157.5 million in the fourth quarter of 2007. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased by 0.2% as a result of higher net sales for Revlon and Almay color cosmetics, mostly offset by declines in hair care and fragrance products. Higher net sales in the Asia Pacific and Latin America regions were offset by lower net sales in the Europe region.

Consistent with the Company’s business plan and the increased level of new product introductions, the Company supported its brands with increased levels of advertising and promotional support in the fourth quarter of 2008 compared to same period in 2007. These actions contributed to our performance in the marketplace in the fourth quarter of 2008 as reflected in the U.S. mass retail dollar share and dollar volume growth related to the Revlon and Almay brands in the segments in which our new product launches and advertising and promotional spending were focused.

Operating income in the fourth quarter of 2008 was $44.0 million, compared to $79.3 million in the fourth quarter of 2007, and Adjusted EBITDA was $66.7 million, compared to $105.1 million in the year-ago period. The decline in operating income and Adjusted EBITDA was driven by increased advertising and promotional expenditures.

Net income in the fourth quarter of 2008 was $11.3 million, or $0.22 per diluted share, compared to net income of $40.8 million, or $0.80 per diluted share, in the same period in 2007. Income from continuing operations in the fourth quarter of 2008 was $11.2 million, compared to $40.0 million in the year-ago period.

U.S. Mass Retail Share Results (ACNielsen)5

For the four week period ended January 24, 2009, according to ACNielsen, the U.S. mass retail color cosmetics category grew by 3.6% compared to the year-ago period. For this period, the Revlon brand color cosmetics dollar volume grew 9.7%, resulting in a retail dollar share of 13.3%, up 0.7 percentage points, compared to the year-ago period. Following 14.1% growth in the fourth quarter of 2008, dollar volume for the Almay brand decreased 3% in January 2009, resulting in a retail dollar share of 5.7%, down 0.4 percentage points, compared to the year-ago period.

U.S. mass retail dollar share results, according to ACNielsen, for the Revlon and Almay color cosmetics brands, and for Revlon ColorSilk hair color, Mitchum anti-perspirant/deodorant, and Revlon beauty tools for the fourth quarter and year are summarized in the tables below:

	$ Share %
			Point
Fourth Quarter	Q4 2008	Q4 2007	Change

Revlon Brand Color Cosmetics	12.2	12.3	(0.1)
Almay Brand Color Cosmetics	6.0	5.4	0.6
Revlon ColorSilk Hair Color	8.9	8.8	0.1
Mitchum Anti-Perspirant / Deodorant	4.8	5.3	(0.5)
Revlon Beauty Tools	18.2	22.2	(4.0)

	$ Share %
			Point
Year	2008	2007	Change

Revlon Brand Color Cosmetics	12.7	12.9	(0.2)
Almay Brand Color Cosmetics	5.9	6.0	(0.1)
Revlon ColorSilk Hair Color	8.2	7.8	0.4
Mitchum Anti-Perspirant / Deodorant	5.0	5.5	(0.5)
Revlon Beauty Tools	18.8	23.7	(4.9)

Below is a commentary on aspects of dollar volume and dollar share of certain of our key brands:

Color Cosmetics

According to ACNielsen, the U.S. mass retail color cosmetics category grew 3.4% in the fourth quarter of 2008 compared to the year-ago period, and grew 3.8% in 2008 versus the prior year.

Revlon Brand Color Cosmetics

According to ACNielsen, the Revlon brand dollar volume grew 2.5% in the fourth quarter of 2008 and 2.1% in 2008, compared to the same periods in 2007. This growth was driven by strength in the face segment throughout the year, with dollar volume up 12.6% in the fourth quarter and up 12.2% in the year, compared to same periods in 2007.

In 2008, strength in the face segment was driven largely by Revlon ColorStay Mineral foundation, Revlon Custom Creations foundation, and Revlon Beyond Natural Makeup, all introduced in 2008.

In the lip segment, the Revlon brand benefited from growth in dollar volume by Revlon Super Lustrous lipcolor and the introduction of Revlon ColorStay Mineral lipgloss in the second half of 2008. Revlon had the leading dollar share position in the lip segment in both the fourth quarter and the year.

In the nail segment, the Revlon core nail franchise grew quarterly dollar volume by 18.8% and annual dollar volume by 15.2%.

In the eye segment, Revlon brand dollar volume declined 1% for the fourth quarter 2008 and increased 0.3% in 2008. The primary drivers for Revlon in the eye segment in 2008 were growth in eye liner, mainly from Revlon ColorStay pencil and liquid eye liners, and declines in mascara.

Almay Brand Color Cosmetics

According to ACNielsen, Almay dollar volume grew 14.1% in the fourth quarter of 2008 and 2.2% in 2008, compared to the same periods in 2007. This performance was driven by growth in the eye and face segments of 25.6% and 14.0%, respectively, in the fourth quarter 2008 and 9.4% and 9.2%, respectively, in 2008.

Almay’s positive performance in the eye segment was driven by the Almay Intense i-Color Collection and the Almay Bright Eyes Collection, which were launched in the first half of 2008 and second half of 2008, respectively. Almay’s positive performance in the face segment was driven by the continued success of Almay Smart Shade foundation. In the lip segment, Almay dollar volume declined in the fourth quarter and in 2008 largely due to declines in Almay Hydracolor Lipstick, as it cycled its 2007 launch.

Revlon ColorSilk Hair Color

According to ACNielsen, in the fourth quarter of 2008, the women’s hair color category declined by 1.8% while Revlon ColorSilk dollar volume declined by 1.0%, compared to the same period in 2007. In 2008, the women’s hair color category declined by 0.7%, while Revlon ColorSilk dollar volume grew by 4.0%, compared to 2007.

Mitchum Anti-Perspirants / Deodorants

According to ACNielsen, the anti-perspirants/deodorants category grew by 0.9% in the fourth quarter and 2.6% in 2008, compared to the same periods in 2007. Throughout 2008, Mitchum maintained an approximate 5% dollar share, in line with its performance in 2007.

Revlon Beauty Tools

According to ACNielsen, the beauty tools category grew 15.6% in the fourth quarter and 24.3% in 2008, significantly higher than the category’s historical growth rate, driven by a single pedicure product that was introduced by a non-traditional beauty tools category participant. Excluding the non-traditional single pedicure product, Revlon dollar share would have increased by 0.5 points to 23.0% in the fourth quarter and by 0.2 points to 24.0% in 2008, compared to the same periods in 2007. Revlon has recently launched Revlon Pedi-EXPERT, which is a superior quality, ergonomically engineered pedicure tool. The Company expects to benefit from the recently increased consumer interest in foot-smoothing pedicure tools, which has driven growth in this category in 2008.

New Products

The Company continues to focus on building and leveraging its strong brands and believes that consistent development and marketing of innovative new products, with appropriate levels of advertising and promotion, is a key driver for building brand equity and profitable growth.

Following the success of the Company’s 2008 new product introductions, for each of the first and second half of 2009 the Company is introducing extensive new product lineups for Revlon and Almay color cosmetics and Revlon beauty tools. These product launches include unique offerings for the mass channel, innovations in products and packaging and extensions within the Revlon and Almay franchises.

For the first half of 2009, the Company introduced a comprehensive lineup of new products including:

  Revlon Matte Collection, which is a new, versatile color collection that creates a glamorous, matte beauty look;
  Revlon Age Defying Spa Foundation and Concealer which are extensions to the Revlon Age Defying franchise and offer new formulas and innovative packaging;
  Revlon Crème Gloss, which is Revlon’s next generation of lipgloss;
  Revlon Beyond Natural Blush & Bronzer;
  Revlon ColorStay Brow Enhancer;
  Revlon ColorStay Liquid Eye Pen;
  New shades for Revlon lip, eye and nail products;
  Almay Pure Blends, which is a new collection of natural cosmetics that delivers a full range of shades, radiant finishes and eco-friendly products and packaging;
  Revlon Pedi-EXPERT, which is a superior quality, ergonomically engineered pedicure tool;
  Revlon Pre & Post Tweezing Cream and Revlon Brow Styling Gel;
  Revlon Cosmetic Brushes;
  Revlon Travel Compact Mirror;
  Revlon Easy Squeeze Nail Clip and Revlon Easy Squeeze Cuticle Nipper; and
  Revlon Ceramic Stone Nail File.

Company Strategy

The Company continues to focus on its strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

2008 Results and Conference Call

The Company will host a conference call with members of the investment community on February 12, 2009 at 9:30 A.M. EST to discuss 2008 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income/(loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

2 In July 2008, the Company consummated the disposition of its non-core Bozzano business, a leading men’s hair care and shaving line of products, and certain other non-core brands, including Juvena and Aquamarine, which were sold by the Company only in the Brazilian market (the “Bozzano Sale Transaction”). The transaction was effected through the sale of the Company’s indirect Brazilian subsidiary, Ceil Comércio E Distribuidora Ltda. (“Ceil”), to Hypermarcas S.A., a Brazilian publicly-traded, consumer products corporation. Certain prior year amounts have been updated to reflect the reclassification of Ceil as a discontinued operation as a result of the Bozzano Sale Transaction.

3Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income/(loss) from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

4 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to evaluate its business and financial performance and overall liquidity and in strategic planning. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same results that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

5 All mass retail share and consumption data is U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans regarding: (i) our continuing to execute our strategy and manage our business while maintaining flexibility to adapt to changes in business conditions; (ii) our continuing our intense focus on the key growth drivers of our business, including innovative, high-quality, consumer-preferred products, effective integrated brand communication, appropriate levels of advertising and promotion, and superb execution with our retail partners, along with disciplined spending and rigorous cost control and that over time, with this focus we will generate profitable net sales growth and sustainable positive free cash flow; (iii) that while we expect economic conditions and the retail sales environment to remain uncertain around the world, we believe we are better positioned than in many years to maximize our business results in light of these conditions and specifically, our belief that we have strong global brands, a highly capable organization, a sustainable, reduced cost structure, and an improved capital structure and including our being encouraged by continued growth in the mass channel color cosmetic consumption in the U.S. and in key countries around the world throughout 2008, despite the uncertain economic conditions; (iv) our benefiting from the recently increased consumer interest in foot-smoothing pedicure tools; (v) our continuing to focus on building and leveraging our strong brands and that consistent development and marketing of innovative new products, with appropriate levels of advertising and promotion, is a key driver for building brand equity and profitable growth; (vi) for each of the first and second half of 2009 our introducing extensive new product lineups for Revlon and Almay color cosmetics and Revlon beauty tools and our belief that these product launches include unique offerings for the mass channel, innovations in products and packaging and extensions within the Revlon and Almay franchises; and (vii) our plans to continue to focus on our strategy, including by--(a) building and leveraging our strong brands; (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees; (c) continuing to strengthen our international business; (d) improving our operating profit margins and cash flow; and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K filed with the SEC in March 2008, our 2008 Annual Report on Form 10-K that we expect to file with the SEC in approximately late February 2009 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2008 and 2009 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays in or our inability to continue to execute our strategy and manage our business while maintaining flexibility to adapt to changes in business conditions, such as due to less than anticipated shipments, including due to less than anticipated sales of our products as a result of consumer response to worldwide economic conditions, greater than expected volatility in the retail sales environment, less than anticipated acceptance of our new products by consumers and/or retail customers, more than anticipated product returns, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to U.S. and/or international economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes, higher than anticipated pension expense and/or cash contributions and/or a more than expected adverse impact on our financial results and/or financial condition arising from foreign currency fluctuations; (ii) difficulties, delays, unanticipated costs or our inability over time to generate profitable net sales growth and/or sustainable positive free cash flow, including, without limitation, from the key growth drivers of our business, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising and/or promotion for our new product launches and/or less than expected levels of execution with our retail partners or higher than expected costs and expenses; (iii) difficulties, delays, unanticipated costs or our inability to maximize our business results in light of uncertain economic conditions and the retail sales environment around the world, such as due to worse than expected volatility in the financial markets and economic conditions in the U.S. and/or in other countries which may adversely affect our financial results, financial condition, cash flows and/or our competitive position; (iv) our inability to benefit, or less than expected benefits, from the recently increased consumer interest in foot-smoothing pedicure tools, such as less than anticipated sales or higher than expected returns of our new Revlon Pedi-EXPERT product, whether due to less than expected acceptance of such new product by consumers and/or retail customers or other conditions; (v) difficulties, delays, unanticipated costs or our inability to build and leverage our strong brands and/or build brand equity an/or profitable growth, such as our inability to consistently develop and/or market innovative new products and/or less than anticipated levels of advertising and promotion, in addition to the factors set forth herein; (vi) difficulties, delays in or our inability to generate, or less than expected, results from introducing our extensive new product lineups for Revlon and Almay color cosmetics and/or Revlon beauty tools for each of the first and second half of 2009, such as less than anticipated sales or higher than expected returns of such products or our other new or existing products, whether due to less than expected acceptance of such new products by consumers and/or retail customers or other conditions; and (vi) difficulties, delays, unanticipated costs or our inability to continue to focus on our strategy, such as (a) less than expected growth of our brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Net sales	$334.2	$373.3	$1,346.8	$1,367.1
Cost of sales	126.5	139.8	490.9	505.7
Gross profit	207.7	233.5	855.9	861.4
Selling, general and administrative expenses	160.8	153.8	709.3	735.7
Restructuring costs and other, net	2.9	0.4	(8.4)	7.3

Operating income	44.0	79.3	155.0	118.4

Other expenses (income):
Interest expense	27.8	34.2	119.7	135.6
Interest income	-	(0.2)	(0.7)	(1.9)
Amortization of debt issuance costs	1.4	1.0	5.6	3.3
Foreign currency losses (gains), net	4.0	(2.4)	0.1	(6.8)
Miscellaneous, net	0.3	0.6	1.1	(0.3)
Other expenses, net	33.5	33.2	125.8	129.9

Income (loss) from continuing operations before income taxes	10.5	46.1	29.2	(11.5)
(Benefit) provision for income taxes	(0.7)	6.1	16.1	7.5
Income (loss) from continuing operations	11.2	40.0	13.1	(19.0)

Income (loss) from discontinued operations, net of taxes	0.1	0.8	(0.4)	2.9
Gain on disposal of discontinued operations	-	-	45.2	-
Income from discontinued operations, including gain on disposal, net of taxes
	0.1	0.8	44.8	2.9

Net income (loss)	$11.3	$40.8	$57.9	$(16.1)

Basic income (loss) per common share:
Continuing operations	0.22	0.78	0.26	(0.38)
Discontinued operations	0.00	0.02	0.87	0.06
Net income (loss)	$0.22	$0.80	$1.13	$(0.32)

Diluted income (loss) per common share:
Continuing operations	0.22	0.78	0.26	(0.38)
Discontinued operations	0.00	0.02	0.87	0.06
Net income (loss)	$0.22	$0.80	$1.13	$(0.32)

Weighted average number of common shares outstanding:
Basic	51,343,703	51,084,624	51,248,710	50,437,264
Diluted	51,347,536	51,107,859	51,311,010	50,437,264

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$52.8	$45.1
Trade receivables, net	169.9	196.2
Inventories	154.2	165.7
Prepaid expenses and other	51.3	47.6
Assets of discontinued operations	0.3	21.4
Total current assets	428.5	476.0
Property, plant and equipment, net	112.8	112.7
Other assets	89.5	117.9
Goodwill, net	182.6	182.7
Total assets	$813.4	$889.3

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$0.5	$1.7
Current portion of long-term debt	18.9	6.5
Accounts payable	78.1	88.5
Accrued expenses and other	225.0	243.0
Current liabilities of discontinued operations	0.9	9.0
Total current liabilities	323.4	348.7
Long-term debt	1,203.2	1,432.4
Long-term debt - affiliates	107.0	-
Long-term pension and other post-retirement plan liabilities	223.7	112.4
Other long-term liabilities	67.2	75.9
Long-term liabilities of discontinued operations	1.7	1.9
Total stockholders' deficiency	(1,112.8)	(1,082.0)
Total liabilities and stockholders' deficiency	$813.4	$889.3

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income (loss)	$57.9	$(16.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Loss (income) from discontinued operations, net of income taxes	0.4	(2.9)
Depreciation and amortization	91.9	99.6
Amortization of debt discount	0.7	0.6
Stock compensation amortization	6.8	6.7
Loss on early extinguishment of debt	0.7	0.1
Gain on disposal of discontinued operations	(45.2)	-
Gain on sale of a non-core trademark and certain assets	(12.7)	(0.6)
Change in assets and liabilities:
Decrease in trade receivables	13.0	9.3
Decrease in inventories	1.8	21.0
(Increase) decrease in prepaid expenses and other current assets	(5.9)	7.1
Decrease in accounts payable	(10.4)	(5.6)
Decrease in accrued expenses and other current liabilities	(18.4)	(78.3)
Purchase of permanent displays	(47.2)	(49.8)
Other, net	(0.3)	9.2
Net cash provided by operating activities	33.1	0.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20.7)	(19.8)
Proceeds from the sale of assets of discontinued operations	107.6	-
Proceeds from the sale of a non-core trademark and certain assets	13.6	2.4
Net cash provided by (used in) investing activities	100.5	(17.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	3.1	(5.4)
(Repayment) borrowings under the 2006 Revolving Credit Facility, net	(43.5)	(14.0)
Proceeds from the issuance of long-term debt	-	0.7
Proceeds from the issuance of long-term debt - affiliates	170.0	-
Repayment of long-term debt	(173.9)	(50.2)
Repayment of long-term debt - affiliates	(63.0)	-
Net proceeds from the $100 Million Rights Offering	-	98.9
Payment of financing costs	(4.6)	(0.9)
Net cash (used in) provided by financing activities	(111.9)	29.1

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash (used in) provided by operating activities of discontinued operations	(10.8)	3.5
Net cash used in investing activities of discontinued operations	-	(0.2)
Net cash used in financing activities of discontinued operations	(0.4)	(4.6)
Change in cash from discontinued operations	(1.0)	(1.3)
Net cash used in discontinued operations	(12.2)	(2.6)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	0.5
Net increase in cash and cash equivalents	7.7	9.9
Cash and cash equivalents at beginning of period	45.1	35.2
Cash and cash equivalents at end of period	$52.8	$45.1

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$123.0	$137.6
Income taxes, net of refunds	14.4	14.6

Supplemental schedule of noncash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	1.1	1.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income	$11.3	$40.8
Income from discontinued operations, including gain on disposal, net of taxes
	0.1	0.8
Income from continuing operations	11.2	40.0

Interest expense, net	27.8	34.0
Amortization of debt issuance costs	1.4	1.0
Foreign currency losses (gains), net	4.0	(2.4)
Miscellaneous, net	0.3	0.6
(Benefit) provision for income taxes	(0.7)	6.1
Depreciation and amortization	22.7	25.8

Adjusted EBITDA	$66.7	$105.1

	Year Ended
	December 31,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$57.9	$(16.1)
Income from discontinued operations, including gain on disposal, net of taxes
	44.8	2.9
Income (loss) from continuing operations	13.1	(19.0)

Interest expense, net	119.0	133.7
Amortization of debt issuance costs	5.6	3.3
Foreign currency gains (losses), net	0.1	(6.8)
Miscellaneous, net	1.1	(0.3)
Provision for income taxes	16.1	7.5
Depreciation and amortization	93.1	103.0

Adjusted EBITDA	$248.1	$221.4

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended
	December 31,
	2008	2007
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Cash provided by operating activities	$33.1	$0.3

Less capital expenditures	(20.7)	(19.8)
Plus proceeds from the sale of a non-core trademark and certain assets	13.6	2.4

Free cash flow	$26.0	$(17.1)

CONTACT:
Revlon, Inc.
Investor Relations & Media Contact:
Abbe F. Goldstein, CFA
212-527-6465